ELGIN





DEAR FELLOW FEDERAL SIGNAL STOCKHOLDER,

For 125 years, Federal Signal has evolved with every industrial era. Over decades, we have adapted to wars, recessions, infrastructure booms, technological revolutions, and shifting global markets. During that timeframe, we have entered new industries, exited others, and steadily expanded our capabilities. At times, we were defined by individual product lines. At other times, by geographic reach or end markets served.

But what is different today is not simply scale. It is cohesion. For much of our history, we were a portfolio of strong businesses. Today, we are an integrated industrial growth platform.

When I reflect on my tenure as CEO, and on the broader arc of Federal Signal's 125-year journey, what stands out most is that we are no longer just growing. We are converging. The systems, processes, talent, capital discipline, and strategic clarity we have built over the past decade are now working together in an intentional and unified manner that allows each piece to strengthen the whole.

The impact of this convergence, and the expanding power of the Federal Signal platform, was clearly demonstrated in 2025 when, with outstanding operational and financial performance from both of our groups, we surpassed $2 billion in net sales for the first time in our history and again delivered record adjusted earnings per share ("EPS").*

Our Safety and Security Systems Group ("SSG") delivered exceptional results, driven by sustained demand across public safety and industrial markets and continued progress in manufacturing productivity and cost discipline. These efforts contributed to 13% top-line growth and a 260 basis point expansion in adjusted EBITDA margin,* reflecting strong operational execution and market share gains.

SSG's consistent ability to translate net sales growth into meaningful margin improvement underscores the strength and scalability of our operating model and positions us well for continued long-term success.

Our Environmental Solutions Group ("ESG") also delivered record performance, with increased sales volumes, contributions from acquisitions, and proactive management of price/cost dynamics driving an 18% year-over-year increase in net sales and a 100 basis point improvement in adjusted EBITDA margin.*

FEDERAL SIGNAL
Moves. Cleans. Protects.

Ongoing production increases across our facilities, supported by our Federal Signal Operational Model, coupled with healthy end market demand and execution on strategic market share initiatives, supported significant earnings growth and further demonstrated the resilience and durability of our specialty vehicle portfolio.

Importantly, reflecting the confidence we have in the durability of our model and the structural improvements we have achieved, we raised our consolidated through-cycle adjusted EBITDA margin* target to a new range of 16% to 22%, from the prior range of 14% to 20%. We also raised our ESG's through-cycle adjusted EBITDA margin* target to a new range of 18% to 24%, from 17% to 22%.

Our aftermarket business also remains a critical driver of resilience and diversification. By expanding our parts, service, and rental offerings, we continue to strengthen customer relationships while generating recurring revenue streams that complement new equipment sales.

Since 2016, we have built a disciplined and repeatable integration framework that consistently enhances the performance of businesses that join Federal Signal. We advanced this strategy once again in 2025 by completing the highly strategic acquisitions of Hog Technologies and New Way Trucks and signing the agreement to acquire Mega Corp., which we completed in January 2026. Each acquisition strengthens and expands a key vertical within our platform, from road-marking and line-removal products, to refuse collection vehicles, and metal extraction support equipment.

We pursue growth thoughtfully, integrate deliberately, and strengthen collectively. That is how we continue to build enduring value for our stockholders.


NET SALES (2021-2025)
(US$ in millions)
$1,213
$1,435
$1,723
$1,861
$2,181
CAGR: 16%
2021
2022
2023
2024
2025

2025 OPERATIONAL & FINANCIAL PERFORMANCE

- NET SALES OF $2.18B, UP $319M, OR 17%
- OPERATING INCOME OF $340.9M, UP $59.5M, OR 21%
- ADJUSTED EBITDA* OF $438.9M, UP $88.3M, OR 25%
- ADJUSTED EBITDA MARGIN* OF 20.1%, UP FROM 18.8%
- ADJUSTED EPS* OF $4.23, UP $0.89, OR 27%
- OPERATING CASH FLOW OF $255M, UP $23M, OR 10%
- ORDERS OF $2.22B, UP $374M, OR 20%
- BACKLOG OF $1.04B, UP $45M, OR 5%
- $74M IN CASH RETURNS TO STOCKHOLDERS

Financial information contained herein is for fiscal year 2025, unless otherwise noted, with comparisons to fiscal year 2024 where appropriate.

CUMULATIVE RETURNS TO STOCKHOLDERS



FEDERAL SIGNAL + 239%
S&P 600 CAPITAL GOODS + 143%
S&P 500 INDUSTRIALS + 90%
S&P MIDCAP 400 + 55%
RUSSELL 2000 + 34%
$ 350
$ 300
$ 250
$ 200
$ 150
$ 100
$ 50
2020
2021
2022
2023
2024
2025

This graph assumes that the value of the investment in the Company's common stock, and in each index, was $100 on December 31, 2020 and assumes reinvestment of all dividends through December 31, 2025.

ADJUSTED EBITDA*



CAGR: 24%
$ 450 M
$ 400 M
$ 350 M
$ 300 M
$ 250 M
$ 200 M
$ 150 M
$ 100 M
$ 50 M
0
$286.0 M
16.6% Adjusted EBITDA margin*
$350.6 M
18.8% Adjusted EBITDA margin*
$438.9 M
20.1% Adjusted EBITDA margin*
2023
2024
2025

ADJUSTED EPS*



$/share
CAGR: 28%
$ 4.50
$ 4.00
$ 3.50
$ 3.00
$ 2.50
$ 2.00
$ 1.50
$ 1.00
$ 0.50
0
$2.58
$3.34
$4.23
2023
2024
2025

Net sales for the year were $2.18 billion, an increase of $319 million, or 17%, from last year. Our adjusted EBITDA* for the year was $439 million, an increase of $88 million, or 25%, from last year. Our adjusted EBITDA margin* for the year was 20.1%, an increase of 130 basis points from last year.

Cash provided by operating activities reached $255 million in 2025, representing an increase of $23 million, or 10%, compared to last year. On an annual basis, we continue to target 100% cash conversion,* which, when coupled with disciplined capital expenditures, should result in substantial free cash flow generation in 2026 and beyond.

During the year, we executed a new five-year, $1.5 billion credit facility, replacing the $800 million facility that was previously in place. We ended the year with $925 million in availability under the new facility. With the increased borrowing capacity under the new facility and our improved cash generation, we have significant flexibility to invest in organic growth initiatives, pursue additional strategic acquisitions, pay down debt, and return cash to stockholders through dividends and opportunistic stock repurchases. We demonstrated this commitment to returning value to stockholders in 2025, funding a combined $74 million of cash dividends and stock repurchases.





Jetstream



NEW WAY
SIDEWINDER

New Way Trucks, a leading manufacturer of refuse and recycling equipment, was acquired in November 2025. The Sidewinder Automated Side Loader is engineered to protect operators with its unmatched 12-foot reach and lightning-fast cycle times.

**Certain non-GAAP measures referenced in this letter are reconciled to GAAP measures in the Company's fourth quarter 2025 press release and earnings call presentation slides, which were included as Exhibits 99.1 and 99.2, respectively, to our 2025 Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission ("SEC") on February 25, 2026, or in the Company's 2026 Proxy Statement, which was filed with the SEC on March 6, 2026. Additionally, please refer to the press release for information related to guidance provided for non-GAAP measures.*

ENVIRONMENTAL SOLUTIONS GROUP

The Company's Environmental Solutions Group is a leading manufacturer and supplier of a full range of street sweepers, sewer cleaners, industrial vacuum loaders, safe-digging trucks, high-performance waterblasting equipment, road-marking and line-removal equipment, refuse collection vehicles, dump truck bodies, trailers, metal extraction support equipment, and multi-purpose maintenance vehicles. The Environmental Solutions Group manufactures vehicles and equipment in the U.S. and Canada that are sold under the Elgin, Vactor, Guzzler, TRUVAC, Westech, Jetstream, Blasters, Mark Rite Lines, Hog, New Way, Trackless, Ox Bodies, Crysteel, J-Craft, Duraclass, Rugby, Travis, OSW, NTE, WTB, Ground Force, Mega, TowHaul, Bucks, and Switch-N-Go brand names. Products are sold to both municipal and industrial customers either through a dealer network or direct sales team depending on the type and geographic location of the end-user. In addition to vehicle and equipment sales, the Environmental Solutions Group also engages in the sale of used equipment and parts, service and repair, equipment rentals, and training as part of a comprehensive aftermarket offering to its current and potential customers through its service centers, which are located across North America.


TRUVAC HXX
Safe-Digging Truck


MRLiquidator
MRLiquidator
Waterblasting Truck

SAFETY AND SECURITY SYSTEMS GROUP

The Company's Safety and Security Systems Group is a leading manufacturer and supplier of comprehensive systems and products that law enforcement, fire rescue, emergency medical services, campuses, military facilities, vehicle OEMs, and industrial sites use to protect people and property. Offerings include systems for community alerting, emergency vehicles, first responder interoperable communications, and industrial communications. Specific products include public safety equipment, such as vehicle lightbars and sirens, industrial signaling equipment, public warning systems, and general alarm/public address systems. Products are sold under the Federal Signal, Federal Signal VAMA, and Victor brand names.


Federal Signal
Perimeter Breach
Warning System


Federal Signal
High-Powered
Warning Siren

controlled, simulated environment. We see potential applications across the broader ESG portfolio for operator and maintenance training. Though still in the early stages, this initiative illustrates how innovation within one vertical can deliver broader strategic value. Similarly, we entered the metal and mineral extraction support market in 2021 with the acquisition of Ground Force, followed by TowHaul, and more recently, Mega. Each step deepened our presence in a specialized, defensible market serving some of the most demanding global operating environments. Mega’s complementary product portfolio and international reach further strengthen this platform. With the acquisition of New Way Trucks, we are now at the beginning of a similar journey in refuse and recycling: a recession-resilient market that complements our specialty vehicle portfolio and expands our municipal customer relationships. As we did in road-marking and metal extraction support, we see meaningful opportunity to leverage our distribution expertise, operational discipline, procurement scale, and aftermarket model to accelerate growth and margin expansion over time. We believe this new vertical represents another platform for growth. What makes these additions powerful is how they integrate into our broader platform. Our internal centers of excellence, spanning procurement; the Federal Signal Operating System; supply chain optimization; aftermarket support; dealer development; sales channel alignment; data and market intelligence; and new product development, serve as the connective tissue of our ecosystem. They enable us to scale intelligently, reduce complexity, and unlock synergies in a disciplined and repeatable manner. As we look ahead, our pipeline of growth opportunities remains active. We will continue to pursue acquisitions across both ESG and SSG that enhance existing verticals or establish new ones, always guided by strategic fit, financial performance, and cultural alignment. At the same time, we remain equally focused on advancing operational excellence across our platform, reducing 1333 Butterfield Road, Suite 500 Downers Grove, IL 60515 federalsignal.com This communication contains certain forward-looking statements concerning the company’s future financial performance, strategy, plans, goals and objectives. Statements herein that are not historical are forward-looking statements. Such statements are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. See our Annual Report on Form 10-K filed with the SEC on February 25, 2026 for additional discussion. The company disclaims any responsibility to update any forward-looking statements provided herein. lead times, and investing in innovation to serve our customers exceptionally well. Over my three decades with Federal Signal, I have seen firsthand that durable success comes not from isolated achievements, but from building something layer by layer with discipline and intention. Each new capability, each new business, and each new idea strengthens our core to reinforce the power of our platform and position Federal Signal to deliver sustainable growth and long-term value for our stockholders. To our nearly 5,800 employees: Thank you for your dedication, resilience, and commitment to excellence. To our customers, dealers, and partners: We are honored by your trust and proud to support the essential work you perform every day. And to our stockholders: Thank you for your continued confidence. Like pearls strengthened through layers over time, Federal Signal’s growing capabilities can continue to compound, creating something increasingly durable, valuable, and powerful: a company that will keep delivering sustainable growth over the decades to come. Best regards, L O O K I N G F O R W A R D The beauty of a pearl lies not in the moment it begins, but in the layers patiently formed over time. Over years, the layers transform a small beginning into something strong, luminous, and enduring. When I reflect on my tenure as CEO, I see Federal Signal’s progress in much the same way: strength built steadily, layer by layer. This journey reflects this same accumulation of capability, connectivity, and resilience, with each stage adding something new that strengthens the whole. The significant achievements of 2025 illustrate how we increasingly think about Federal Signal: not simply as a collection of strong businesses, but as capabilities carefully brought together to create something greater. Like pearls strung together to form something more beautiful and enduring, each new addition must fit strategically, complement what already exists, and contribute to the long-term strength of the whole. This is how we approach growth and what gives us confidence in achieving our long-term annual revenue growth targets of low double digits. In 2019, we entered the road-marking and line-removal space with the acquisition of Mark Rite Lines, with the clear intention of becoming a leader in that market. Six years later, after the additions of Blasters and Hog and the ongoing integration of our Jetstream pumps, we have built what is now North America’s leading road-marking and line-removal platform. By aligning sales structures, advancing new product development, and optimizing production across these businesses, we are delivering a more comprehensive solution set to municipal, infrastructure, and airport customers. A strong example of cross-platform leverage is Hog’s virtual reality training technology. Developed to train operators of road-marking and line- removal equipment, it reduces cost and downtime by enabling training in a Jennifer L. Sherman President & Chief Executive Officer March 2026